As filed pursuant to Rule 424(b)(7)
Registration No. 333-288809

PROSPECTUS

21,000,000 Shares

Common Stock

The selling stockholders identified in this prospectus are offering 21,000,000 shares of common stock (“common stock”) of Karman Holdings Inc. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. We will bear all of the offering expenses other than the underwriting discounts and commissions.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KRMN.” On July 18, 2025, the last reported sale price of our common stock on NYSE was $55.47 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$49.00	$1,029,000,000
Underwriting discounts and commissions(1)	$1.715	$36,015,000
Proceeds, before expenses, to the selling stockholders	$47.285	$992,985,000

(1)	Please see the section entitled “Underwriting” for a description of the compensation payable to the underwriters.

Certain of the selling stockholders have granted the underwriters the right, for a period of 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to additional 3,150,000 shares of common stock from them at the public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment on or about July 25, 2025.

Citigroup	Evercore ISI

Baird	RBC Capital Markets	William Blair

Prospectus dated July 23, 2025

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. None of the Company, the selling stockholders, or the underwriters have authorized anyone to provide you with different information. None of the Company, the selling stockholders, or the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Our business, results of operations, prospects and financial condition may have changed since such date.

For investors outside the United States: the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. None of the Company, the selling stockholders, or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, the “Company,” “our company,” “Karman,” “we,” “us” and “our” refer to Karman Holdings Inc. and its consolidated subsidiaries. We are a holding company and our sole asset is the capital stock of our wholly owned subsidiary.

We completed our initial public offering (“IPO”) in February 2025. In connection with our IPO, our predecessor TCFIII Spaceco Holdings LLC (“Karman LLC”) converted to a Delaware corporation and we changed our name to Karman Holdings Inc. Karman LLC is our predecessor for financial reporting purposes. Accordingly, this prospectus contains the historical financial statements of Karman LLC and its consolidated subsidiaries. The audited consolidated financial statements of Karman LLC included in this prospectus (our “consolidated financial statements”) were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Additionally, certain other amounts that appear in this prospectus may not sum due to rounding.

Non-GAAP Financial Metrics

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of our financial measures are not prepared in accordance with generally accepted accounting principles (“non-GAAP”) under SEC rules and regulations. For example, in this prospectus, we present, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, all of which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. These measures are presented for supplemental informational purposes only, and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP. Where appropriate, reconciliations of our non-GAAP financial measures to the most comparable GAAP figures are included. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For further discussion and a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Non-GAAP Operating Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference herein.

INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the industry in which we operate. We have obtained this information and statistics from various independent third-party sources, independent industry publications, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. The information is as of

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its original publication dates (and not as of the date of this prospectus). Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within these industries. While we are responsible for all of the disclosure in this prospectus and believe the third-party information and our internal company research, data and estimates contained in this prospectus to be reliable, neither we nor the underwriters have independently verified any third-party information nor has any independent source verified our internal company research, data and estimates.

In addition, assumptions and estimates of our and our industry’s future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS, TRADENAMES, AND COPYRIGHTS

We own certain trademarks, service marks, trade names and copyrights in the United States. Unless otherwise indicated, all trademarks, service marks, trade names, and copyrights appearing in this prospectus are proprietary to us, our affiliates, and/or licensors. This prospectus also contains trademarks, tradenames, service marks, and copyrights of third parties, which are the property of their respective owners. Solely for convenience, the trademarks, tradenames, service marks, and copyrights referred to in this prospectus may appear without the ®, TM, SM, or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks, and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks, or copyrights to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, each incorporated by reference herein. This summary contains forward-looking statements that involve risks and uncertainties.

Our Company

We specialize in the upfront design, testing, manufacturing, and sale of mission-critical systems for existing and emerging missile and defense, and space programs. Our integrated payload protection, propulsion, and interstage system solutions are deployed across a wide variety of existing and emerging programs supporting important Department of Defense (“DoD”) and space sector initiatives. For the years ending December 31, 2024 and 2023, we estimate that no single program accounted for more than 10% of revenue on average for those twelve month periods, with revenue from over 100 active programs supporting current production and next-generation space, missile, hypersonics, and defense applications.

We believe that our engineering expertise, vertically integrated production capabilities, and track record with critical piece part and subcomponent manufacturing positions us to successfully serve our prime customers who rely on us to deliver technical design and scaled manufacturing for integrated systems that are required to withstand extreme environments and meet stringent performance requirements. Our highly engineered solutions are organized into three key families: Payload Protection and Deployment Systems, Aerodynamic Interstage Systems, and Propulsion Systems:

•	Payload Protection and Deployment Systems: full design and manufacturing of the top section of a booster, launch vehicle, payload, or missile system

•	Aerodynamic Interstage Systems: supporting metallic and composite subsystems designed for aerodynamics and interstage separation

•	Propulsion Systems: offering of integrated solid rocket motors and supporting subsystems, launch systems, and ablative composites

Our solutions are deployed across three growing, core end markets: Hypersonics and Strategic Missile Defense, Tactical Missile and Integrated Defense Systems, and Space and Launch. We serve a diverse customer base within these end-markets where we maintain long-standing relationships and engineering partnerships. We believe that our differentiated technical design, expertise, intellectual property, and heritage of mission success provides us with a value proposition that would be difficult to replicate by our current and potential future competitors. By utilizing our vertically integrated and concept-to-production capabilities along with a highly targeted acquisition strategy, we have created a business model aimed at creating long-term, sustainable value for our customers, the programs we support, and the warfighter.

Our portfolio of integrated products and solutions, serving our three core end markets, is highlighted below:

Our business approach combines both strong organic growth and our proven buy, build, and integrate acquisition strategy. Karman Space and Defense is defined by four core acquisitions that have been fully integrated into our business to create a synergistic platform with complementary capabilities and robust intellectual property (“IP”). Our formation began with the merger of Aerospace Engineering, LLC (“AEC”) and AMRO Fabricating Corporation (“AMRO”) in October 2020, which allowed us to become one of the largest independently owned suppliers focused on manufacturing complex systems for the space and missile markets. Shortly thereafter, we acquired American Automated Engineering, Inc. (“AAE”) (December 2020), a manufacturer of high-temperature composites, and Systima Technologies (“Systima”) (September 2021), a specialist in design and integration of energetic and mechanical systems into the structural design of mission-critical space and hypersonic systems. Since inception, we have completed five additional, complementary acquisitions focused on further expanding our capability set, including the recent acquisitions of Metal Technology Inc. (“MTI”) (April 2025) and Industrial Solid Propulsion (“ISP”) (May 2025). Altogether, these acquisitions have:

•	United complementary capabilities that are critical to Karman’s “concept-to-production capabilities” offering to blue chip missile and space primes.

•	Provided a storied heritage of trusted, mission success encompassing 40+ years, which we deem vital to success in our industry.

•	Created a platform and strategic basis to continue to seek accretive, complementary acquisitions.

Today, Karman operates approximately 800,000 square feet of design, engineering, and manufacturing space, supporting a single Karman go-to-market strategy. We continue to evaluate opportunities to support anticipated growth and have recently invested to outfit a new 30,000 square foot facility in Decatur, AL, which officially opened in April 2025.

Our Platform

The relentless pursuit of mission success, no matter the challenge, underscores our ability to design and produce technical, mission-critical systems for prime integrators. As a purpose-built collection of time-tested, engineering focused businesses, Karman Space and Defense’s integrated platform unites over 40+ years of successful experience in delivering complex, engineered solutions for customers.

Our business is guided by a key, overarching mission – to expand what’s possible in space and defense through the relentless pursuit of innovation, integration, and collaboration. Our business model is focused on providing innovative and reliable integrated system solutions, utilizing our concept-to-production capabilities which include comprehensive in-house design, analysis, testing and qualification, and production services. We believe this strategy and these capabilities have provided what we believe to be a competitive advantage and market-leading position.

We are focused on delivering innovative and customized solutions for our customers, with about 180 multi-discipline engineers supporting our comprehensive in-house design and manufacturing capabilities. We believe we have a unique set of capabilities, which are supported by decades of experience across advanced material design, proprietary digital models, material science and testing, and manufacturing expertise. We believe that this collection of vertically integrated capabilities provides a strong value proposition for our customers who seek to simplify their supply chains, increase their speed to market, and reduce costs—all while benefitting from quality, integrated system solutions. Our differentiated market offering is supported by significant sole and single source contract positions.

Our IP is developed based on our differentiated technical design expertise, which affords us the ability to work collaboratively with customers earlier in a program’s lifecycle to develop mission critical solutions. Such early participation often results in Karman solutions becoming part of the future production specification. It is our belief that once a supplier has been qualified on a particular program and is delivering on the basis of quality, it is unlikely that a customer would pursue re-qualification given a relatively lengthy and costly process. We believe this provides us with a strong competitive advantage and allows us to benefit from the longevity of missile and space programs and the visible and recurring revenue streams provided by the long-term nature of the programs we support and their budgets. Furthermore, our key design philosophy is centered around providing an optimal solution for the customer’s mission given a specified set of performance requirements. With deep advanced materials expertise and design capabilities, Karman maintains an agnostic approach to system design and material selection, crafting solutions that best meet the customer specification. These optimal solutions often incorporate our patented materials, subcomponents, and proprietary manufacturing processes that have been developed over the past 40+ years.

Our revenue is diversified across end-markets, product families, programs, and customers, with a significant portion of our revenue derived from sole/single source program positions. In 2024, our revenue was nearly split evenly across our three core end markets, with revenue from about 70 customers and over 100 programs. Below is a summary of our revenue breakdown during the year-ended December 31, 2024:

For the year ended December 31, 2024, we generated $345.3 million in revenue, representing 23.0% year over year growth from the year ended December 31, 2023. Additionally, we generated net income of $12.7 million on a GAAP basis and $106.1 million of Adjusted EBITDA in 2024, representing a 3.7% and 30.7% net income and Adjusted EBITDA margin, respectively. For the three months ended March 31, 2025, we generated $100.1 million in revenue, representing a 20.6% growth rate from the same period in 2024. Furthermore, we had net loss of $(4.8) million on a GAAP basis and $30.3 million of Adjusted EBITDA for the three months ended March 31, 2025, representing a (4.8)% and 30.3% net loss and Adjusted EBITDA margin respectively. We believe that our double-digit revenue growth and Adjusted EBITDA Margins are a testament to the fundamentals of our strong underlying end-markets and the compelling value proposition that we offer our prime customers. Given what we believe to be multiple avenues for continued organic and inorganic growth and a well- diversified business across programs, customers, markets, and product families, we believe we are well-positioned for continued profitable growth. For a discussion of the use of Adjusted EBITDA and Adjusted EBITDA Margin, and a reconciliation to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Non-GAAP Financial Measures,” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and incorporated by reference herein.

Our Industry

End Markets

We primarily compete across three core end markets including: Hypersonics and Strategic Missile Defense, Tactical Missile and Integrated Defense Systems and Space and Launch.

Hypersonics and Strategic Missile Defense: Defined by large diameter hypersonic and intercontinental missiles and interceptors, this end-market represented 33.2% of revenue in 2024. This market continues to evolve, focused in part on the development of hypersonic missiles and capable hypersonic deterrents as well as the continued production of critical legacy platforms. As near-peer threats, namely China and Russia, continue to expand anti-ballistic missile capabilities and progress hypersonic capabilities and platforms, funding and support for viable, domestic hypersonic programs has continued to mount to combat these threats. Additionally, with the development of continued geopolitical uncertainty and a focus on global defense spending, we believe the support to develop and produce such missiles will continue to provide this end-market with a critical tailwind.

Tactical Missile and Integrated Defense Systems: The Tactical Missile and Integrated Defense end-market, defined by smaller diameter rocket, missile technologies, and launcher systems that support the successful deployment of missiles, represented 33.5% of our revenue in 2024. This end-market is comprised of applications across multiple uses cases including anti-armor, air-to-air, anti-ship, air-to-surface, surface-to-air, and naval-surface to air. Like our Hypersonics and Strategic Missile Defense end-market, this market has continued to benefit from a shift in defense spending posture as current conflicts demonstrate the strategic importance of these missile platforms and technologies, many of which can be rapidly deployed with high effectiveness in a modern warfare context. We expect this, along with the call for the ongoing replenishment, the need for larger strategic stockpiles by both the U.S. and its allies, and development of next-generation weapon systems to drive strong future demand.

Space and Launch: Space and Launch, represented 33.3% of our revenue in 2024. This end market encompasses the application of our key integrated solutions across Payload Protection and Deployment Systems, Aerodynamic Interstage Systems, and Propulsion Systems to a wide variety of traditional and new launch providers. With an expected continued emergence of new launch providers, an increased commercial launch cadence, deeper governmental focus and spend on the space sector, and the introduction of new space applications, we believe this end-market will continue to benefit from robust growth.

Competition

The competition we face in our core end markets is characterized by a fragmented supplier base of piece part and subsystems providers, with fewer integrated system providers. Given our technical design capability and requisite component and piece part expertise as an integrated solutions provider, we believe we occupy a differentiated part of our customers’ supply chain and face few direct competitors. These direct competitors are characterized by their vertically integrated design-to-production capabilities and ability to offer customers integrated system solutions. We also characterize our competition for these integrated system solutions as our prime customer’s choice to “make or buy” the solution.

Despite different positioning, we do compete with piece part and subsystem suppliers across each of our product categories at the sub-integrated system supply level. We believe these competitors are characterized by less differentiated intellectual property with a core focus on manufacturing and “build-to-print” capabilities. We compete mainly on the basis of technical differentiation and our ability to deliver highly complex solutions to customers in a timely manner. Our ability to offer tailored solutions that meet complex design requirements has allowed us to successfully cultivate lasting customer relationships and a reputation founded in innovation. We believe our track record and focus on customer and mission success positions us as a trusted supplier and affords us the opportunity to continue to capture market share on existing and next-generation programs.

Competitive Strengths

Mission-Critical, Concept-to-Production, Integrated Systems Provider

As a system-level provider, we offer a full suite of capabilities capable of taking a design through to full production. We are equipped with upfront engineering and design, testing and qualification capabilities, and a scaled manufacturing footprint. We believe that our set of integrated capabilities provides a valuable service to the marketplace, by consolidating steps in the manufacturing lifecycle in an integrated manner to meet complex customer needs. Furthermore, we believe that our positioning and integrated business model provides our customers a key advantage.

Our deep expertise across design, testing, and advanced materials allows for selection across a wide variety of capabilities necessary to create, test, and produce a specified design-all in one place. We believe this reduces the customer’s need to commit resources to in-house system design or supply chain management. As a result, when customers choose to outsource integrated system design and manufacturing to us as a single supplier, they generally benefit from increased speed to market and reduced costs. As the technical nature of design for next-generation weapon systems continues to increase, we believe that our integrated concept-to-production capabilities will provide increased value to our customers.

Differentiated Technical Design Focus with IP Creates High Barriers to Entry

With about 180 multi-discipline engineers and decades of combined experience, we believe we are differentiated by our technical capabilities and our IP, which is comprised of patents, trade secrets and proprietary know-how. We believe that our customers have come to expect and trust us to effectively design, test, and field mission-critical system solutions. Our technical capability is supported by our IP, which is comprised of three key categories: Design IP, Proprietary IP, and Process IP.

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Our Design IP is utilized in partnership with the prime and end-customers to create complex system designs that often meet stringent and custom performance specifications. Examples of our design IP include the responsibility of the full system design and selection of components for integrated systems such as shrouds or solid rocket motors. We believe that our design capabilities enable us to begin work with customers on next-generation platforms much earlier in the development cycle, providing an opportunity for increased revenue capture at each program stage from technology maturation to production.

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Our Proprietary IP consists of unique Karman technologies that are often deployed across our offerings. Examples of proprietary IP technologies include patented components relating to our core competencies of energetics, safe and arm, and advanced materials.

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Our Process IP consists of engineered, and often times complex, production methods that leverage our decades long experience in manufacturing to enable production of various advanced materials into designs that require precision and quality. Examples of Process IP include Karman’s manufacturing methods deployed to create solid rocket motor nozzles, spun form shrouds, and solid propellant driven actuators.

In many instances, the solutions that we provide to our customers combines all three categories of IP, creating a unique offering which we believe creates high barriers to entry for our competitors.

Strategically Aligned with Priority Production and Emerging Missile and Defense Programs

We were a supplier to over 100 funded missile and space programs in 2024, covering a multitude of high priority production programs with key content provided to both production and early stage, next-generation programs. We provided content on a wide variety of U.S. high-priority missile programs across the U.S. Army, Navy, Airforce, Missile Defense Agency, and a variety of commercial space and NASA sponsored programs.

Our technical capability and strategic focus on early partnership on next-generation programs has also enabled us to capture multiple positions on key hypersonic development programs integral to the future defense of the United States and its allies. We believe our diverse and aligned programmatic exposure provides an important tailwind for the business and will continue to drive long-term growth as we continue to support important DoD initiatives.

Diversified Business Model with Balanced Revenue Mix, Offering Both Stability and Growth

Our mission-critical solutions are deployed across a diverse set of end markets, products, customers, and programs. This diversification reduces the reliance on any one program, end market, customer, or product offering and positions us well for future growth amidst a variety of potential market backdrops.

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End-markets: Our revenue for the fiscal year ended December 31, 2024 was nearly equally distributed across our 3 core end markets with 33.2% from Hypersonics and Strategic Missile Defense, 33.5% from Tactical Missile and Integrated Defense Systems, and 33.3% from Space and Launch.

•	Programs: Our solutions are utilized across a diverse set of DoD missile and private space programs, with over 100 programs contributing to revenue.

•	Customers: We were a supplier to over 70 customers in 2024 across established and emerging customers.

We often occupy a single or sole source position on key strategic missile and space programs. The life of these programs can often exceed 20 years with lengthy production lifecycles, providing us with a long, recurring, and visible tail of revenue.

Strong, Long-standing Customer Relationships in Attractive End-markets

Given the mission-critical nature of our products, we believe experience to be a pre-requisite for fostering long-standing relationships as our customers seek trusted suppliers with a heritage of technical quality and success to deliver on current and next-generation weapons systems. With an extensive track record spanning decades, we believe we have established ourselves as a trusted partner known for technical design and quality. Through consistent delivery of on-time, manufacturable, high-quality solutions, we have fostered enduring partnerships dating more than 15 years in many cases.

We primarily serve these customers across three key end markets: Hypersonics and Strategic Missile Defense, Tactical Missile and Integrated Defense Systems, and Space and Launch. We believe that exposure to these end markets provides an attractive market backdrop, with current tailwinds supported by:

•	Heightened global geopolitical uncertainty amidst ongoing conflicts leading to an increased focus on defense as nations seek to prioritize security and military readiness; and

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Continued emergence of near-peer threats to the U.S. and its allies, including the advancement of next-generation weapon systems technologies (i.e., hypersonics) resulting in an increased focus on developing new technologies to deter such threats.

Highly Attractive Financial Profile

Our purpose-built Karman platform is powered by a single go-to-market strategy and cohesive design, engineering, and manufacturing expertise. We believe that this collection of capabilities and our value proposition offered in the marketplace has led to an attractive financial profile underpinned by strong top-line growth and robust Adjusted EBITDA. For the fiscal year ended December 31, 2024, we experienced 23.0% revenue growth, a 3.7% Net Income margin, and a 30.7% Adjusted EBITDA margin compared to fiscal year ended December 31, 2023. We believe that our business model with technical-led, integrated capabilities, attractive production and emerging program exposure, significant sole/single source contract exposure, and a culture-focused operational excellence will continue to provide the elements necessary to drive strong financial performance. For a discussion of the use of Adjusted EBITDA, Adjusted EBITDA Margin, and a reconciliation to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Financial and Non-GAAP Operating Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference herein.

Mission-Focused, Experienced Leadership Team

Our mission-focused leadership team, with 20 years of average experience across Aerospace and Defense and other related industries, is driven by a commitment to excellence, unconventional thinking, and a passion to grow and shape the future of space and defense. Alongside Trive Capital, we have invested in talent and have elevated key industry and operating partners from our four legacy businesses to Karman leadership roles to lead the next phase of growth for the combined platform. We believe our leadership team possesses the industry, leadership, operational, business development, and finance experience necessary to successfully navigate industry dynamics and drive continued, profitable growth:

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Tony Koblinski, our Chief Executive Officer, has spent more than 25 years leading businesses focused on integrated systems and processes, most recently as the President and CEO of Madison-Kipp Corporation where he partnered with Trive Capital on its buyout of the Madison-Kipp Corporation in order to pursue a new phase of growth for the company and focus on adding value to Tier I and OEM customers.

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Jonathan Beaudoin, our Chief Operating Officer, has more than 18 years of aerospace engineering, most recently as the Regional President of the Northwest Region at Karman where he led programs and product development of Karman’s technologies across space and emerging missile platforms.

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Stephanie Sawhill, our Chief Growth Officer, has more than 20 years of aerospace industry experience and most recently served as VP of Strategy and Business Development at Systima Technologies prior to Karman’s acquisition of the company in September 2021. Sawhill is a named inventor on multiple patents and has co-authored papers in JANNAF, AIAA, IEEE, Ceramics International and other publications.

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Mike Willis, our Chief Financial Officer, is a Certified Management Accountant and spent more than 17 years in finance and operations management, most recently as the Director of Finance within the Forgings Division at Precision Castparts Corp where he was responsible for 14 business units across five countries.

Growth Strategy

We aim to drive value for shareholders with continued best-in-class financial performance, underlined by strong, profitable top-line growth. Our growth strategy is focused on both organic and inorganic growth initiatives, with a cohesive go-to-market strategy across each of our three core end markets:

Expand Content on Existing Programs, Leaning on Track Record of Mission Success

We are focused on providing quality integrated system solutions to prime customers and have built decades long partnerships with our customers. We believe that our regimented focus on customer relationship development via a differentiated technical solution and track record of mission success on existing programs creates an opportunity to drive further shipset expansion. Utilizing our internal processes and our customer relationship management (“CRM”) initiatives, we continue to develop, and execute on, a targeted pipeline of potential content expansion opportunities for pre-low-rate initial production (“LRIP”) phase programs where we believe we could offer a superior solution. Additionally, we continue to educate and demonstrate the value of our full scope of solutions across payload protection and deployment, propulsion, and aerodynamic and interstage systems with prime integrators on existing programs and believe that there is significant growth potential from the continued execution of these efforts.

Lead with Design Capabilities to Capture Positions on Next-Generation Programs

Our design capabilities present a unique opportunity to collaborate with our customers as they seek solutions for their emerging hypersonic and next-generation weapons platforms. Being an early partner in the design and creation of increasingly complex, next-generation systems enables revenue capture at the earliest stages of development and across the program lifecycle from technology maturation through long-term production. Given what is typically a lengthy and costly requalification process, we believe that once a quality supplier has been included as part of the specification, it is unlikely that prime integrator will seek an alternative solution. To drive growth, we intend to continue to execute as a trusted partner on our portfolio of existing next-generation platforms as they mature through qualification and into production. Building on current momentum, we regularly seek further opportunities on newly emerging missile and space programs, utilizing our current integrated design-to-production capabilities and industry partnerships to efficiently develop and deliver innovative solutions. Aided by long-term secular growth trends across our key end-markets and by our ability to meet the increasingly complex design challenges required of next-generation weapon systems, we believe that our strategic efforts can drive profitable growth as these programs develop, mature and enter production.

Continue to Provide Increasingly Integrated Systems

We believe that our integrated system solutions provide significant value to our prime customers who seek to streamline their supply chains and increase their speed to market. In alignment with our customer’s needs, we intend to develop increasingly integrated system solutions through the development or acquisition of new, complementary capabilities to bolster the breadth and depth of our current integrated offerings. We also intend to selectively expand the application of our current offerings and capabilities to develop additional integrated vehicles and vessels such as lunar landers and other unmanned platforms. As our offerings continue to become increasingly integrated with more Karman content, we believe that we only further enhance our competitive advantage in a supply chain characterized by fragmentation. Our strategy remains focused on designing and producing the optimal, engineered system solution for our customers given their specified performance requirements.

Seek Value-Added Acquisitions Complementary to our Existing Capability Set

We have a rigorous approach to acquisitions, as demonstrated by the successful integration of nine acquisitions since formation. In pursuing acquisitions, we target companies with:

•	Highly engineered products

•	Significant intellectual property and/or proprietary processes

•	Capabilities which enable the next or deeper integrated system solution capabilities

•	Capabilities which can be leveraged across multiple programs and end markets

Management’s experience in driving financial performance from our defined model, which remains focused on profitable growth and our customer’s mission success, and integration with Karman operating systems has led to a targeted goal of meaningfully improving an acquired business’ Adjusted EBITDA over a three-year time frame post-acquisition. We believe that the fragmented market of piece part and subsystem suppliers presents an opportunity for continued acquisitions.

Recent Developments

Preliminary Financial Results for the Three Months Ended June 30, 2025 (unaudited)

Set forth below are preliminary estimates of selected unaudited financial information and other information for the three months ended June 30, 2025, and actual unaudited financial results for the three months ended June 30, 2024. We have provided ranges of certain preliminary results below because our closing procedures for our fiscal quarter ended June 30, 2025 are not yet complete. These ranges are based on the information available to us as of the date of this prospectus. Our final results remain subject to customary closing procedures or subsequent events, however we do not expect our final results to materially differ from the preliminary results shown below. These preliminary estimates are forward-looking statements. Our unaudited financial results as of the three months ended June 30, 2025 will not be finalized until after the completion of this offering. During the course of the preparation of our unaudited financial statements and the notes thereto by management, additional items that require adjustments to the preliminary results presented below may be identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and incorporated by reference herein and “Cautionary Note Regarding Forward-Looking Statements.”

The preliminary financial results included in this prospectus has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, Baker Tilly LLP, has not audited, reviewed, compiled, or applied any procedures with respect to the preliminary financial results. Accordingly, Baker Tilly LLP does not express an opinion or any other form of assurance with respect thereto.

The preliminary results provided below do not represent a comprehensive statement of our financial results and should not be viewed as a substitute for the financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the preliminary results for the three months ended June 30, 2025 are not necessarily indicative of the results to be achieved in any future period. For additional information regarding the presentation of our financial information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes, and our condensed combined statement of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025.

The following table reflects certain preliminary results for the three months ended June 30, 2025 and actual financial results derived from our unaudited financial statements for the three months ended June 30, 2024:

	Three months ended June 30, 2025
	Low (Estimated)	High (Estimated)	Three Months Ended June 30, 2024
	(in thousands, except percentages)
Revenues	$114,500	$115,000	$85,039
Gross profit	$46,700	$47,000	$34,594
Income before provision for income taxes	$8,310	$8,400	$4,916
Net income	$6,170	$6,200	$4,604
Funded Backlog	$712,000	$715,000	$528,008
Adjusted EBITDA(1)	$34,850	$35,150	$27,423
Adjusted EBITDA margin(1)	30.4%	30.6%	32.2%

(1)

Adjusted EBITDA and Adjusted EBITDA margin are not calculated in accordance with GAAP. For more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Non-GAAP Operating Measures” Included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference. See below for a reconciliation of net income (loss) to Adjusted EBITDA and net income (loss) margin to Adjusted EBITDA margin, the most directly comparable financial measures calculated in accordance with GAAP.

For the three months ended June 30, 2025, we expect revenue to be between $114.50 million and $115.00 million, representing an estimated increase of approximately 34.6% and 35.2%, compared to revenue of $85.04 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect total gross profit to be between $46.70 million and $47.00 million, compared to total gross profit of $34.59 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect income before provision for income taxes to be between $8.31 million and $8.40 million, compared to income before provision for income taxes of $4.92 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect net income to be between $6.17 million and $6.20 million, compared to net income of $4.60 million for the three months ended June 30, 2024. For the three months ended June 30, 2025, net income margin is expected to be 5.4%, compared to net income margin of 5.4% for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect funded backlog to be between $712.00 million and $715.00 million, representing an estimated increase of approximately 34.8% and 35.4%, compared to funded backlog of $528.01 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, Adjusted EBITDA is expected to be between $34.85 million and $35.15 million, compared to Adjusted EBITDA of $27.42 million for the three months ended June 30, 2024. For the three months ended June 30, 2025, Adjusted EBITDA margin is expected to be between 30.4% and 30.6%, compared to Adjusted EBITDA margin of 32.2% for the three months ended June 30, 2024.

The following table reconciles expected net income (loss) to Adjusted EBITDA for the three months ended June 30, 2025, and net income (loss) margin to Adjusted EBITDA margin for the three months ended June 30, 2025, as well as actual financial results derived from our unaudited financial statements for the three months ended June 30, 2024:

	Three Months Ended June 30, 2025
	Low (Estimated)	High (Estimated)	Three Months Ended June 30, 2024
(in thousands, except percentages)	(unaudited)
Net income	$6,170	$6,200	$4,604
Adjustments:
Income tax provision	2,140	2,200	311
Interest expense, net	11,850	11,900	13,401
Depreciation and amortization(a)	10,280	10,350	8,306
EBITDA	30,440	30,650	26,622
Adjustments:
Acquisition related expenses(b)	3,840	3,910	79
Integration expenses and non-recurring restructuring costs(c)	375	380	476
Lender and administrative agent fees(d)	195	210	—
Other non-recurring costs(e)	—	—	—
Share-based compensation(f)	—	—	246
Adjusted EBITDA	$34,850	$35,150	$27,423
Revenues	114,500	115,000	85,039
Net income margin	5.4%	5.4%	5.4%
Adjusted EBITDA Margin	30.4%	30.6%	32.2%

a

Depreciation and amortization expense includes a range of $2,780 to $2,850, and $1,985 of depreciation and amortization recorded in cost of goods sold for the three months ended June 30, 2025 and June 30, 2024, respectively.

b

Represents legal and due diligence fees incurred in connection with planned and completed acquisitions, which are required to be expensed as incurred. During the periods presented, these costs were incurred for due diligence and legal fees related to an acquisition of equipment and intangible assets.

c

These costs include company-wide system implementation expenses and Company re-branding costs. This category also includes post-acquisition integration costs, and employee expenses related to acquisitions or restructuring activities.

d	Reflects non-recurring lender fees associated with one-off amendments to the Company’s credit agreement, separate from ongoing administrative fees.
e	Other non-recurring costs consisted primarily of non-cash impairment losses during the three months ended June 30, 2024.
f	Reflects non-cash share-based compensation expenses associated with the Company’s P Units.

Trive LP Distribution and Extended Lock-Ups

Concurrent with the consummation of this offering, Trive Capital, our largest stockholder and beneficial owner of 56.0% of our outstanding common stock prior to this offering (through its vehicle TCFIII Spaceco SPV LP), will effectuate a pro rata distribution-in-kind to its limited partners for no consideration, consisting of all shares of common stock held by TCFIII Spaceco SPV LP that are not sold in this offering (the “Trive LP Distribution”). If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII SpaceCo SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII SpaceCo SPV LP may continue to have voting and dispositive power over such shares). Subject to TCFIII SpaceCo SPV LP continuing to manage shares as a result of such requests, after giving effect to the Trive LP Distribution, Trive Capital and TCFIII Spaceco SPV LP will no longer beneficially own any shares of our common stock.

In connection with and upon the effectuation of the Trive LP Distribution, (i) certain senior principals of Trive Capital, whose distributed shares will represent in the aggregate approximately 10.3% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of 25% of such distributed shares for 360 days following the offering and 75% of such distributed shares for 720 days following the offering; (ii) certain other Trive Capital personnel (collectively with the individual distributees referred to in clause (i), the “Trive Recipients”), whose distributed shares will represent in the aggregate approximately 1.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering; and (iii) certain other distributees and TCFIII Spaceco SPV LP (to the extent any shares are retained by TCFIII Spaceco SPV LP) whose shares will represent in the aggregate approximately 29.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares) (collectively, “Other Recipients”), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering. Such restrictions cannot be waived, in each case, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C.

The Trive LP Distribution is contingent upon the consummation of this offering, but the consummation of this offering is not contingent upon the Trive LP Distribution.

See “Shares Eligible for Future Sale—Lock-up Agreements—Offering Lock-up” and “Underwriting” for a description of all of the lock-up agreements applicable to our shares.

In addition, no earlier than 90 days from the date of this prospectus, the Company anticipates permitting its pre-IPO stockholders who are not participating in this offering to elect to have a portion of such stockholders’ shares released from the lockup restriction under the operating agreement of our predecessor, Karman LLC, expiring February 11, 2026 (the “IPO Lockup Release”), in exchange for such stockholders agreeing to new lockup arrangements covering their remaining shares that will extend from the date of the IPO Lockup Release until 360 days thereafter with respect to 25% of such stockholders’ shares and 720 days thereafter with respect to the remaining 75%, subject to customary exceptions. The amount of such stockholders’ shares eligible for the IPO Lockup Release will be pro rata based on the amount of shares Trive sells in this offering, which we expect to be approximately 30% of its holdings as of the date hereof. See “Shares Eligible for Future Sale—Lock-up Agreements—IPO Lock-up” for detail on the lockup arrangements agreed in connection with our IPO.

Loss of Controlled Company Status and Corporate Governance Changes

As noted above, prior to the consummation of this offering and the Trive LP Distribution, Trive Capital beneficially owns shares of our common stock representing more than 50% of the voting power of our shares of common stock eligible to vote in the election of directors. As a result, we are deemed a “controlled company” within the meaning of the NYSE rules. If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII SpaceCo SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII SpaceCo SPV LP may continue to have voting and dispositive power over such shares). Subject to TCFIII SpaceCo SPV LP continuing to manage shares as a result of such requests, after giving effect to the Trive LP Distribution, Trive Capital and TCFIII Spaceco SPV LP will no longer beneficially own any shares of our common stock. As a result, we will no longer be deemed a “controlled company” within the meaning of the NYSE rules. However, we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements during a one-year transition period. See “Risk Factors—Following the consummation of this offering, we will no longer be considered a “controlled company” within the meaning of the NYSE rules. However, even though we will no longer be a “controlled company,” during a one-year transition period, we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.”

In addition, as a result of Trive Capital ceasing to beneficially own at least 40% of the voting power of our common stock following this offering and the Trive LP Distribution, certain governance changes will go into effect that may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. See “Risk Factors—Anti-takeover provisions in our organizational documents, Stockholders Agreement and under Delaware law could delay or prevent a change of control.”

Available Information

Our website address is https://karman-sd.com/. The contents of, or information accessible through, our website are not part of this prospectus, and our website address is included in this document as an inactive textual reference only. We make our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, available free of charge on our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC. The public may read and copy the materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements and other information. The address of the SEC’s website is www.sec.gov. The information contained in the SEC’s website is not intended to be a part of this filing.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider all of the risks described in “Risk Factors” elsewhere in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 before deciding to invest in our common stock. If any of these risks actually occur our business, results of operations, prospects, and financial condition may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment.

Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, in this prospectus, we (i) have presented only two years of audited financial statements; and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we will:

•

be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements;

•

not be required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation;

•	not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•

not be required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); or

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting of $1.235 billion or more in annual gross revenue;

•	our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and

•	the fiscal year end following the fifth anniversary of the completion of our initial public offering.

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period under the JOBS Act.

Our Corporate Information

Karman LLC was formed in August 20, 2020 and, in connection with our initial public offering, converted into a Delaware corporation on February 19, 2025 as Karman Holdings Inc. Our principal offices are located at

5351 Argosy Ave, Huntington Beach, CA 92649. Our telephone number is (714) 898-9951. We maintain a website at www.Karman-SD.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	21,000,000 shares of common stock (or 24,150,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock).

Underwriters’ option to purchase additional shares of common stock from the selling stockholders	TCFIII Spaceco SPV LP, a selling stockholder in this offering and affiliate of Trive Capital, has granted the underwriters an option to purchase up to an additional 3,150,000 shares of common stock at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus.

Common stock to be outstanding immediately after this offering	132,322,435 shares of common stock.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders pursuant to the underwriters’ option to purchase additional shares.

See “Use of Proceeds” for additional information.

Trive LP Distribution and Extended Lock-Ups

Concurrent with the consummation of this offering, Trive Capital, our largest stockholder and beneficial owner of 56.0% of our outstanding common stock prior to this offering (through its vehicle TCFIII Spaceco SPV LP), will effectuate a pro rata distribution-in-kind to its limited partners for no consideration, consisting of all shares of common stock held by TCFIII Spaceco SPV LP that are not sold in this offering (the “Trive LP Distribution”). In connection with and upon the effectuation of the Trive LP Distribution, (i) certain senior principals of Trive Capital, whose distributed shares will represent in the aggregate approximately 10.3% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of 25% of such distributed shares for 360 days following the offering and 75% of such distributed shares for 720 days following the offering; (ii) certain other Trive Capital personnel (collectively with the individual distributees referred to in clause (i), the “Trive Recipients”), whose distributed shares will represent in the aggregate approximately 1.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering; and (iii) certain other distributees and TCFIII Spaceco SPV LP (to the extent any shares are retained by TCFIII Spaceco SPV LP) whose shares will represent in the aggregate approximately 29.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares) (collectively, “Other Recipients”), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering. Such restrictions cannot be waived, in each case, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C. These lock-ups are in addition to the 90-day lockup imposed upon the selling stockholders and our executive officers, directors and certain other persons by the underwriters in connection with this offering. See “Shares Eligible for Future Sale—Lock-up Agreements—Offering Lock-up” and “Underwriting” for a description of all of the lock-up agreements applicable to our shares. In addition, no earlier than 90 days from the date of this prospectus, the Company anticipates permitting its pre-IPO stockholders who are not participating in this offering to elect to have a portion of such stockholders’ shares released from the lockup restriction under the operating agreement of our predecessor, Karman LLC, expiring February 11, 2026 (the “IPO Lockup Release”), in exchange for such stockholders agreeing to new lockup arrangements covering their remaining shares that will extend from the date of the IPO Lockup Release until 360 days thereafter with respect to 25% of such stockholders’ shares and 720 days thereafter with respect to the remaining 75%, subject to customary exceptions. The amount of such stockholders’ shares eligible for the IPO Lockup Release will be pro rata based on the amount of shares Trive sells in this offering, which we expect to be approximately 30% of its holdings as of the date hereof. See “Shares Eligible for Future Sale—Lock-up Agreements—IPO Lock-up” for detail on the lockup arrangements agreed in connection with our IPO.

Dividend policy	We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our common stock. Any decision to declare any pay dividends in the future will be made at the sole discretion of our board of directors (our “Board”) and will depend on, among other things, our results of operations, cash requirements, financial condition, legal, tax, regulatory, and contractual restrictions, including restrictions under that certain Credit Agreement with Citibank, N.A., as amended (the “Credit Agreement”) and other indebtedness we may incur and other factors that our Board may deem relevant. See “Dividend Policy” beginning on page 32 for additional information.

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 for a discussion of factors you should carefully consider before investing in shares of our common stock.

The number of shares of our common stock to be outstanding following the completion of this offering is based on 132,322,435 shares of our common stock outstanding as of July 11, 2025, which includes the 147,842 shares of common stock issued on May 28, 2025 in connection with the purchase of Industrial Solid Propulsion and does not reflect 11,493,500 shares of common stock available for future issuance under our 2025 Equity Incentive Plan as of March 31, 2025.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. The summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 and the summary balance sheet data as of December 31, 2024 and 2023 are derived from our restated audited financial statements and notes that are included elsewhere in this prospectus. The summary consolidated statements of operations and cash flows data for the three months ended March 31, 2025 and 2024 and the consolidated balance sheet data as of March 31, 2025 are derived from our unaudited interim condensed consolidated financial statements that are included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and related notes thereto included elsewhere in this prospectus and are qualified in their entirety by the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements.

Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference herein.

	Three Months Ended March 31,		Years Ended December 31,
	2025	2024	2024	2023
(in thousands, except share and per share data)	(unaudited)		(restated)
Statements of Operations Data
Revenues	$100,124	$83,006	$345,251	$280,706
Cost of goods sold	60,673	54,006	213,140	175,157

Gross profit	39,451	29,000	132,111	105,549
General and administrative expenses	23,288	10,089	44,421	36,623
Depreciation and amortization expense	6,200	5,412	24,131	20,432

Total operating expenses	29,488	15,501	68,551	57,055
Net operating income	9,963	13,499	63,560	48,494
Interest, net	(11,373)	(12,060)	(50,733)	(47,867)
Other income/(expense)	(80)	770	1,502	564

Income (Loss) before provision for income taxes	(1,490)	2,209	14,329	1,191
Provision for income taxes	(3,308)	(87)	(1,628)	3,168

Net income (loss)	(4,798)	2,122	$12,701	$4,359

Basic and Diluted Net Income (Loss)
Net earnings (loss) per common unit outstanding, basic and diluted	$(0.04)	$0.01	$0.08	$0.03
Weighted-average common units outstanding, basic and diluted	132,175	166,776	166,737	166,776

	Three Months Ended March 31,		Years Ended December 31,
	2025	2024	2024	2023
(in thousands, except percentages)	(unaudited)		(restated)
Cash flows provided by (used in):
Operating activities	$(13,584)	$3,070	$26,645	$20,327
Investing activities	$(11,042)	$(32,303)	$(46,236)	$(16,212)
Financing activities	$126,775	$30,968	$25,666	$(5,286)

Other Financial and Operating Data:
Depreciation of property, plant and equipment	$2,783	$2,193	$9,659	$7,738
Amortization of intangible assets	$6,086	$5,157	$23,300	$19,441
EBITDA(1)	$18,752	$21,619	$98,021	$76,237
Adjusted EBITDA(1)	$30,319	$24,297	$106,145	$81,863
Funded Backlog	$636,350	$539,979	$579,787	$428,719
Net income / (loss) margin	(4.8%)	2.6%	3.7%	1.6%
Adjusted EBITDA Margin(1)	30.3%	29.3%	30.7%	29.2%

(1)

References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA as further adjusted for, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net loss to EBITDA and Adjusted EBITDA, including acquisition related expenses, share-based compensation and integration expenses and non-recurring restructuring costs, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the uses of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in lieu of net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. Our uses of the terms EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may vary from the uses of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are reconciled as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2025	2024	2024	2023
(in thousands, except percentages)	(unaudited)		(restated)
Net income / (loss)	$(4,798)	$2,122	$12,701	$4,359
Adjustments:
Income tax provision (benefit)	3,308	87	1,628	(3,169)
Interest expense, net	11,373	12,060	50,733	47,867
Depreciation and amortization(a)	8,869	7,350	32,959	27,179

EBITDA	18,752	21,619	98,021	76,237
Adjustments:
Acquisition related expenses(b)	1,962	2,011	4,776	356
Integration expenses and non-recurring restructuring costs(c)	261	416	2,255	2,739
Lender and administrative agent fees(d)	1,260	—	100	500
Other non-recurring costs(e)	—		—	739
Share-based compensation(f)	1,410	251	993	1,291

Adjusted EBITDA	$30,319	$24,297	106,145	81,863

Revenues	100,124	83,006	345,251	280,706
Net income / (loss) margin	(4.8)%	2.6%	3.7%	1.6%
Adjusted EBITDA Margin	30.3%	29.3%	30.7%	29.2%

a

Depreciation and amortization expense includes $8,828,596 and $6,747,180 of allocated depreciation and amortization from cost of goods sold for the years ended December 31, 2024 and 2023, respectively. Depreciation and amortization expense includes $2.7 million and $1.9 million of allocated depreciation and amortization from cost of goods sold for the three months ended March 31, 2025, and 2024, respectively.

b

Represents legal and due diligence fees incurred in connection with planned and completed acquisitions, which are required to be expensed as incurred. During the periods presented, these costs were incurred for due diligence and legal fees related to an acquisition of equipment and intangible assets. Additionally, we incurred certain professional service fees related to the IPO that did not meet the requirements to be deferred issuance costs. These costs are considered non-recurring and outside the ordinary course of business, and therefore are not indicative of ongoing operating performance. During the three months ended March 31, 2025, the $1.9 million was mostly related to such IPO related expenses.

c

These costs include company-wide system implementation expenses and our re-branding costs. This category also includes post-acquisition integration costs, and employee expenses related to acquisitions or restructuring activities.

d	Reflects non-recurring lender fees associated with one-off amendments to our credit agreement, separate from ongoing administrative fees.
e	Other non-recurring costs consisted primarily of non-cash impairment losses during the nine and twelve months ended September 30, 2024 and December 31, 2023, respectively.
f	Reflects share-based compensation expenses associated with our P Units and Phantom Units that were fully vested in connection with the completion of our IPO in February 2025.

	Three Months Ended March 31,	Years Ended December 31,
Balance Sheet Data	2025	2024	2023
(in thousands)	(unaudited)
Cash and cash equivalents	$113,679	$11,530	$5,455
Total Assets	$875,393	$773,961	$710,832
Total Liabilities	$526,475	$577,964	$528,372
Members’ Equity	$—	$195,996	$182,459

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025. These material risks and uncertainties could negatively affect our business and financial condition and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may impair our business, results of operations, prospects, and financial condition. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering and Ownership of Our Common Stock

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions, we will:

•	not be required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

not be required to comply with the requirement in the Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report;

•

be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements;

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not be required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

In addition, the JOBS Act also permits an emerging growth company such as ours to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies, meaning that we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our financial statements may not be comparable with similarly situated public companies.

We will remain an “emerging growth company” until the earliest to occur of (1) our reporting of $1.235 billion or more in annual gross revenue; (2) our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and (4) the fiscal year-end following the fifth anniversary of the completion of our recent IPO.

We cannot predict if investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount, and payment of any future dividends will be at the sole discretion of our Board, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our Credit Agreement and other indebtedness we may incur, and such other factors as our Board may deem relevant. See “Dividend Policy” for more information.

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market after this offering, or the perception that such sales could occur, including sales by our founders, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of July 11, 2025, we have a total of 132,322,435 shares of our common stock outstanding. Any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers, and other affiliates, may be sold only in compliance with the limitations described in the section of this prospectus entitled “Shares Eligible for Future Sale.”

In addition, we, our executive officers, directors, and holders of substantially all of our capital stock and securities convertible into our capital stock outstanding prior to the IPO, including the selling stockholders, signed lock-up agreements with the underwriters in the IPO that, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the IPO, which ends on August 11, 2025, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C. In addition, the operating agreement of our predecessor, Karman LLC, contains a lock-up provision restricting individuals who received shares of our common stock as a result of our conversion to a Delaware corporation from transferring our common stock for a period of up to 365 days following the completion of the IPO, ending February 11, 2026, unless otherwise waived in writing by our board of directors. Upon the expiration of these lock-up agreements, all of such shares (other than any shares subject to lock-up restrictions in connection with this offering and the Trive LP Distribution; see “Shares Eligible for Future Sale—Lock-up Agreements—Offering Lock-up” and “Underwriting”) will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

In addition, pursuant to the Registration Rights Agreement, certain of our existing stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. See “Principal and Selling Stockholders—Material Relationships with Trive Capital—Registration Rights Agreement.” By exercising their registration rights and selling a large number of shares, such existing stockholders could cause the prevailing market price of our common stock to decline. Registration of any of these outstanding shares of our common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

On February 13, 2025, we filed a registration statement on Form S-8 under the Securities Act to register 11,493,500 shares of our common stock for issuance under our 2025 Plan. Such registration statement was automatically effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the lock-up agreements and arrangements described above, except that shares held by affiliates will still be subject to the public information, volume limitation, manner of sale and notice requirements of Rule 144 unless otherwise resalable under Rule 701 under the Securities Act.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Our stock price may be volatile, and an investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the operating performance of the companies issuing the securities. These market fluctuations may negatively affect the market price of our common stock. Stockholders may not be able to sell their shares at or above the purchase price due to fluctuations in the market price of our common stock. Such changes could be caused by changes in our operating performance or prospects. Or such changes could be unrelated to our operating performance, such as changes in market conditions affecting the stock market generally or changes in the outlook for our common stock, such as changes to or confidence in our business strategy, changes to or confidence in our management, or expectations for future growth of the Company. Global health crises such as the COVID-19 pandemic could also cause significant volatility in the market price.

Trive Capital controls us, and its interests may conflict with ours or other stockholders’ in the future.

Trive Capital controls approximately 56.0% of the voting power of our outstanding common stock prior to this offering, and, following the offering (through its vehicle TCFIII Spaceco SPV LP), will effectuate a pro rata distribution-in-kind to its limited partners for no consideration, consisting of all shares of common stock held by TCFIII Spaceco SPV LP that are not sold in this offering (the “Trive LP Distribution”). Currently, Trive Capital controls the election and removal of our directors and thereby controls our policies and operations, including the appointment of management, future issuances of our common stock or other securities, payment of dividends, if any, on our common stock, the incurrence or modification of indebtedness by us, amendment of our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of our other stockholders. This concentration of voting control could deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock. This concentration of ownership may also adversely affect our share price.

Moreover, in accordance with our certificate of incorporation and the stockholders agreement, Trive Capital has the right to nominate for election to our board of directors a number of individuals designated by Trive Capital constituting a majority thereof for so long as it beneficially owns at least 40% of the voting power of all shares of our outstanding stock entitled to vote generally in the election of our directors. In the event that Trive Capital ceases to own shares of our stock representing a majority of the total voting power, for so long as Trive Capital continues to own a significant percentage of our stock, it will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, for such period of time, Trive Capital will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. See “Principal and Selling Stockholders—Material Relationships with Trive Capital—Stockholders Rights Agreement” and the section of this prospectus entitled “Description of Capital Stock.”

Trive Capital is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or whose interests are otherwise not aligned with ours. Our certificate of incorporation provides that neither Trive Capital nor any of its affiliates or any director who is not employed by us or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Trive Capital and its affiliates also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Anti-takeover provisions in our organizational documents, Stockholders Agreement and under Delaware law could delay or prevent a change of control.

Certain provisions of our organizational documents and stockholders agreement may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•

Trive Capital’s right to nominate for election to our board of directors no fewer than that number of directors that would constitute: (a) a majority of the total number of directors so long as the Trive Stockholder and Trive Capital collectively beneficially own at least 40% of the then-outstanding capital stock of the Company; (b) 40% of the total number of directors so long as the Trive Stockholder and Trive Capital collectively beneficially own at least 30% but less than 40% of the then-outstanding capital stock of the Company; (c) 30% of the total number of directors so long as the Trive Stockholder and Trive Capital collectively beneficially own at least 20% but less than 30% of the then-outstanding capital stock of the Company; (d) 20% of the total number of directors so long as the Trive Stockholder and Trive Capital collectively beneficially own at least 10% but less than 20% of the then-outstanding capital stock of the Company; and (e) 10% of the total number of directors so long as the Trive Stockholder and Trive Capital collectively beneficially own at least 5% but less than 10% of the then-outstanding capital stock of the Company. With respect to the directors that Trive Capital is entitled to nominate pursuant to the immediately preceding sentence, for purposes of calculating the number of such directors, any fractional amounts shall automatically be rounded up to the nearest whole number, e.g., 1.25 directors shall equate to 2 directors;

•

the ability of our board of directors to establish the number of directors and fill vacancies and newly created directorships, subject to the rights granted to Trive Capital pursuant to our certificate of incorporation and the stockholders agreement;

•	a classified board of directors, as a result of which our Board is divided into three classes, with each class serving for staggered three-year terms;

•	the designation of Delaware as the sole forum for certain litigation against us;

•	limitations on stockholder action by written consent;

•	certain limitations on convening special stockholder meetings;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors;

•	limitations on cumulative voting;

•	the ability of our Board to issue one or more series of preferred stock;

•	certain limitations on business combinations with interested stockholders; and

•

the required approval of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend, or repeal certain provisions of our certificate of incorporation.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See the section of this prospectus entitled “Description of Capital Stock.” In connection with this offering and the Trive LP Distribution, Trive Capital intends to terminate its governance and other rights under the Stockholders Agreement (as defined below).

Our Board is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue 100,000,000 million shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our certificate of incorporation, as shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner, which may materially adversely affect investor confidence in us and, as a result, the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and is also, as a public company, responsible for evaluating and reporting on our system of internal control. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal control over financial reporting. During the preparation of our financial statements included in the prospectus for our IPO we identified material weaknesses in our internal control over financial reporting.

If our executive management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on our internal control over financial reporting, when required, if we fail to remediate the material weaknesses identified or if additional material weaknesses or deficiencies in our internal controls are identified, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our share price may be materially adversely affected.

Following the consummation of this offering, we will no longer be considered a “controlled company” within the meaning of the NYSE rules. However, even though we will no longer be a “controlled company,” during a one-year transition period, we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Prior to the consummation of this offering, Trive Capital beneficially owns shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are deemed a “controlled company” within the meaning of the NYSE rules. If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII SpaceCo SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII SpaceCo SPV LP may continue to have voting and dispositive power over such shares). Subject to TCFIII SpaceCo SPV LP continuing to manage shares as a result of such requests, after giving effect to the Trive LP Distribution, Trive Capital and TCFIII Spaceco SPV LP will no longer beneficially own any shares of our common stock. As a result, following the consummation of this offering, we will no longer be considered a “controlled company” within the meaning of the corporate governance standards of the NYSE rules. Pursuant to the requirements of Section 303A, within one year after the completion of this offering, our compensation and nominating & governance committee must be composed entirely of “independent directors” (as defined in Section 303A), and a majority of the directors on our board must be independent. However, even though we will no longer be a “controlled company,” we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies during a one-year transition period.

The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, stockholders may not have the same protections afforded to stockholders of other companies that are subject to all of the corporate governance requirements of the NYSE.

Our certificate of incorporation contains exclusive forum provisions for certain stockholder litigation matters, which limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, associates or stockholders.

Our certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers or other associates to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, (4) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation, (5) any other action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware or (6) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL. As described below, this provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or Exchange Act, or rules and regulations thereunder.

To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Neither the exclusive forum provision nor the federal forum provision of our certificate of incorporation will apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our certificate of incorporation, contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under the DGCL. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. While there can be no assurances that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have had notice of and consented to the forum provisions in our certificate of incorporation, including the federal forum provision. Additionally, our stockholders cannot waive compliance with the federal securities laws and rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other associates or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, each of which is incorporated by reference herein, includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements are included throughout this prospectus and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “expectation,” “believe,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will” “should,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on and reflect our current expectations, estimates, assumptions and/ or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. There can be no assurance that our expectations, estimates, assumptions and/or projections, including with respect to the future earnings and performance or capital structure of Karman, will prove to be correct or that any of our expectations, estimates or projections will be achieved. Readers and/or attendees are directed to the risk factors identified in the filings we make with the SEC from time to time, copies of which are available free of charge at the SEC’s website at www.sec.gov under Karman Holdings Inc.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following:

•	we rely heavily on certain customers for a significant portion of our sales;

•	a significant deferment of orders by customers could have a material adverse effect on our business, results of operations, prospects, and financial condition;

•	the loss of our GSA contracts or GWACs could impair our ability to attract new business;

•	if we are unable to manage the increasing technological complexity of our business, or achieve or manage our expected growth, our business could be adversely affected;

•

we have in the past consummated acquisitions and intend to continue to pursue acquisitions, and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations;

•

we depend on our executive officers, senior management team and highly trained employees and any work stoppage, difficulty hiring similar employees, or ineffective succession planning could adversely affect our business;

•

if critical components or raw materials used to manufacture our products or used in our development programs become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products and in completing our development programs, which could damage our business;

•	our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production;

•	our leases may be terminated or we may be unable to renew our leases on acceptable terms and if we wish to relocate, we may incur additional costs if we terminate a lease;

•

technology failures or cyber security breaches or other unauthorized access to or use of our information technology systems or sensitive or proprietary information could have a material adverse effect on the Company’s business and operations;

•

Numerous factors could cause our actual results and events to differ materially from those expresses or implied by forward-looking statements, including, without limitation, that a significant portion of our revenue is generated from contracts with the United States military and U.S. military spending is dependent upon the U.S. defense budget;

•	U.S. government contracts are subject to a competitive bidding process that can consume significant resources without generating any revenue;

•	we could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations;

•	we may be subject to periodic litigation and regulatory proceedings, which may materially adversely affect our business, results of operations, prospects and financial condition;

•	our failure to comply with applicable economic and trade sanctions could materially adversely affect our reputation and results of operations;

•

our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could materially adversely affect our business, results of operations, prospects and financial condition;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•

tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations could have a material adverse effect on global economic conditions and our business, results of operations, prospects and financial condition;

•	our indebtedness, which is subject to variable interest rates, could adversely affect our financial health and could harm our ability to react to changes to our business;

•

servicing our indebtedness requires a significant amount of cash. Our ability to generate cash depends on many factors, and any failure to meet our debt service obligations could materially adversely affect our business, results of operations, prospects and financial condition;

•	our ability to remediate the identified material weaknesses in our internal control over financial reporting; and

•	the other factors discussed under “Risk Factors.”

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus and is expressly qualified in its entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders pursuant to the underwriters’ option to purchase additional shares. The selling stockholders will bear the underwriting commissions and discounts attributable to their sale of our common stock, and expenses incurred by the selling stockholders for brokerage, accounting, tax services, or any other expenses incurred by the selling stockholders, except we will bear the fees and expenses of counsel for the selling stockholders. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants. See “Principal and Selling Stockholders.”

DIVIDEND POLICY

We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our common stock. Any decision to declare any pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, legal, tax, regulatory, and contractual restrictions, including restrictions under our Credit Agreement and other indebtedness we may incur and other factors that our Board may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers, their respective ages as of July 7, 2025, and a list of our directors and their respective ages as of the closing of this offering and a brief account of the business experience of each of them.

Name	Age	Title
Tony Koblinski	65	Chief Executive Officer, Director
Michael Willis	40	Chief Financial Officer
Jonathan Beaudoin	40	Chief Operating Officer
Stephanie Sawhill	46	Chief Growth Officer
Directors:
David Stinnett	42	Director
John Hamilton	29	Director
Brian Raduenz	58	Director
Stephen Twitty	61	Director
Matthew Alty	45	Director
Mary Petryszyn	63	Director

Executive Officers

Tony Koblinski: Tony Koblinski has served as the Chief Executive Officer of Karman since 2021. He is responsible for defining the company’s vision and leading the strategic direction and growth of the company. Mr. Koblinski has over 25 years of experience in building integrated systems and processes, which has enabled Karman to exceed customer expectations. Mr. Koblinski previously served as President and Chief Executive Officer of Madison-Kipp Corporation from September 2011 to November 2020. Before joining Madison-Kipp, he served as the National Vice President of Homebuilding Operations at Pulte Homes in 2007. Additionally, he served as Vice President of Operations for Bombardier Recreational Products in 2002. Mr. Koblinski began his career as Plant Manager for Saturn Corporation where he rose to Executive Director of Production Control at General Motors in 1998.

Mr. Koblinski received a Master of Business Administration—Operations from the University of Michigan in 1985. Additionally, he received his Bachelor of Science in Business Administration from Central Michigan University in 1982.

Michael Willis: Mike Willis has served as the Chief Financial Officer of Karman since November of 2022. Mr. Willis has over 17 years of experience in finance and operations management. He is responsible for overseeing the organization’s financials activities, which includes maintaining a strong control environment and the development of streamlined financial reporting and forecasts to support future growth. Mr. Willis possesses domestic and international finance experience in Aerospace, Automotive and Energy segments. Prior to joining Karman, Mr. Willis previously served as the Director of Finance of Precision Castparts Corp within the Forgings Division, where he was responsible for 14 businesses across five countries. Mr. Willis is a Certified Management Accountant (CMA) and received his Masters of Business Administration from Pennsylvania State University. Additionally, Mr. Willis received his Bachelor of Science in Business Administration—Finance from the University of Oregon.

Jonathan Beaudoin: Jonathan Beaudoin has served as the Chief Operating Officer of Karman since July 2024. Mr. Beaudoin has over 18 years of experience in business operations, engineering, program management and production of integrated solutions including launch systems, energetic separation devices, shrouds and hypersonic systems. His leadership and strategic vision have been instrumental in the development and application of new capabilities and technologies on Karman flagship programs. Mr. Beaudoin progressed professionally through a series of key leadership roles at Karman including Regional President from 2021 to 2024, Vice President of Engineering from 2019 to 2021, Director of Missiles and Space Systems from 2016 to 2019 and Engineering IPT Lead from 2012 to 2016. Prior to joining Karman, Mr. Beaudoin previously served as a Stress Analyst at Boeing from 2006 to 2008, where he worked on the P-8A Poseidon.

Mr. Beaudoin received a Master of Science in Aerospace Engineering from University of Washington in 2014. Additionally, Mr. Beaudoin received a Bachelor of Science in Aeronautical & Astronautical Engineering from the University of Washington in 2006.

Stephanie Sawhill: Stephanie Sawhill has served as the Chief Growth Officer at Karman since May 2022. Ms. Sawhill has over 20 years of aerospace industry experience. She is responsible for business development and product growth strategies. Ms. Sawhill has managed critical programs for Karman to expand the integrated system portfolio and has expertise in liquid and solid propulsion, advanced materials, energetics and hypersonic system technologies. She currently holds a position on the AIAA Propulsion & Energy Group and has held leadership positions on the Energetic Components and Systems Technical Committee. Ms. Sawhill has previously held leading positions at Karman including Senior Research Chemist from 2012-2013, Engineering IPT Lead 2013-2016, Director, Space & Propulsion Systems 2016-2018, Director followed by VP of Strategy & Business Development 2018-2022, and Chief Growth (Business Development) Officer role starting in 2022. In addition, she is the co-author of multiple patents and papers in AIAA, IEEE, Ceramics International, JANNAF and other publications.

Ms. Sawhill received a Master of Science from Western Washington University in 2003. Additionally, Ms. Sawhill received a Bachelor of Science in Chemistry with a minor in Physics from Western Washington University in 2002.

Directors

David Stinnett: David is a Partner at Trive Capital, a firm he joined at inception in 2012 and serves on the firm’s investment committee. At Trive, David focuses on investments in the aerospace, defense, government services and industrial technology sectors. He is currently a member of the board of directors of Vitesse Systems, Robinson Helicopter, Accelint, Field Aerospace, Hera Technologies and Kittyhawk. His previous investments include AEVEX Aerospace, Valence Surface Technologies, NxEdge and Systems Innovation Engineering. Prior to joining Trive, David held investment team positions with Insight Equity and Pamlico Capital, where he was involved in deal execution and operations for investments in the technology and tech-enabled services sectors. David began his career in investment banking, focused on aerospace and defense mergers and acquisitions.

David graduated from Vanderbilt University where he earned a BA in both Economics and Philosophy, magna cum laude.

John Hamilton: John is a Vice President at Trive Capital and has been with the firm since 2020. At Trive, John focuses on investments in the aerospace, defense, government services and industrial technology sectors. He currently serves on the board of directors of Accelint and previously served on the board of directors of Systems Innovation Engineering. His responsibilities as a Vice President at Trive include identifying and evaluating investment opportunities, performing transaction due diligence, and working with management teams to implement growth strategies. Prior to joining Trive, John was an Analyst at Moelis & Company from 2018 to 2020 where he focused on mergers and acquisitions.

John graduated from Southern Methodist University where he earned a BBA in Finance.

Brian Raduenz: Brian Raduenz has been the Chief Executive Officer for AEVEX Aerospace, a provider of advanced next-generation technologies for modern military applications, since 2018. Prior to the formation of

AEVEX, he served as CEO of Merlin Global Services, a leading provider of flight operations, aircraft maintenance, and aviation training support to the DoD intelligence community. During the past ten years, Brian led the company through significant organic growth and infrastructure development.

Before joining Merlin, Brian served 20 years in the U.S. Air Force as a commander, flight test engineer, and program manager for a variety of manned and unmanned Intelligence, Surveillance and Reconnaissance (ISR) acquisition programs. During his first of two tours in Washington D.C., Brian was responsible for Pentagon post- 9/11 oversight of Remotely Piloted Aircraft (RPA) budgets. He later served as the Director of White House Presidential Contingency Programs under President George W. Bush. Brian’s final decade in the Air Force focused on leading government oversight of MQ-1 Predator and MQ-9 Reaper production, development, and sustainment.

Brian received his Air Force Commission and a Bachelor of Science in Electrical Engineering from the U.S. Air Force Academy. He also holds a Master of Science in Electrical Engineering from the Air Force Institute of Technology, and a Master of Science in Military Studies from Air University.

Stephen Twitty: Stephen “Steph” Twitty is Founder and President of Twitty and Associates LLC, which began in 2020 to provide consulting services specializing in strategic and operational planning to improve management skills, lead positive culture change, enhance business operations, and drive organizational productivity and efficiencies to achieve success in the government, corporate, academic, and non-profit sectors. Steph is the senior executive lead for U.S. training operations at Valiant Integrated Services, a position he has held since 2020.

Steph is currently a board director at Weibel Scientific and at Meroxa, Inc. Prior to that, he served as chairman of the board at Nusura, Inc. Steph is a board advisor at Accelint, Dataminr, Palladyne AI, HD T-Global, and Raft Inc. He is also a senior advisor at the Chertoff Group and Ernst and Young (EY).

Steph retired from the United States Army as a Lieutenant General with 40 years of distinguished military service. In his final assignment in the military, Steph served as the Deputy Commander of United States European Command in Stuttgart, Germany.

Steph holds a master’s degree in administration from Central Michigan University, a master’s degree in National Security Strategy from the National Defense University, and a bachelor’s degree in criminal justice from South Carolina State University. He is a Distinguished Fellow at the Center for European Policy Analysis (CEPA). Steph is a member of the Council on Foreign Relations.

Matthew Alty: Matthew Alty has served as the Chief Executive Officer of Vitesse Systems since 2020. Vitesse Systems is a leading supplier of antenna and thermal management solutions used in radar, electronic warfare and data transmission applications. Matthew previously served as the Chief Operating Officer of Vitesse Systems from March 2015 to October 2020. In his roles at Vitesse, Matthew oversaw the operational integration of nine acquisitions to create the largest aerospace accredited surface finishing business in North America. Before joining Vitesse, he served as a Vice President at Bodycote PLC where he was responsible for its global surface technology business, comprising 11 businesses across five countries. Matthew has over 20 years of executive level experience managing technology intensive businesses in the Aerospace & Defense sector, with an extensive background in strategic planning, operations management, sales and marketing, and business development.

Matthew completed his Masters of Business Administration in Organizational Leadership from Loyola Marymount University in 2012. He graduated from the University of Liverpool in 2002 with a Bachelor of Science in Metallurgy & Materials Science.

Mary Petryszyn: Mary Petryszyn is a former Corporate Vice President of Defense systems for Northrop Grumman Corporation. Prior to that she served as President of Northrop Grumman Defense. During her tenure at

Northrop Grumman, her roles also included Sector Vice President and General Manager of the Land and Avionics C4ISR division and Vice President of Global Strategy and Mission Solutions. Petryszyn’s extensive global experience in government and defense markets also includes previous leadership roles at Singer-Link, Hughes Aircraft Company, and Raytheon. Petryszyn serves on the Board of Directors for Woordward, Inc., Saab Inc. and the Board of Governors of the United Service Organizations (USO). She also served on the Corporate Partnership Council for the Society of Women Engineers (SWE).

Mary holds a B.S. degree in electrical and computer engineering from Clarkson University and a master’s degree in computer engineering from Syracuse University.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of July 11, 2025, referred to below as the Beneficial Ownership Date, by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	each of the selling stockholders.

Applicable percentage ownership before the offering is based on an aggregate of 132,322,435 shares of common stock deemed to be outstanding as of the Beneficial Ownership Date.

Applicable percentage ownership after the offering is based on 132,322,435 shares of common stock assumed to be outstanding immediately after the completion of this offering (assuming the sale of shares of common stock in this offering and no exercise of the underwriters’ option to purchase additional shares). Percentage ownership after the giving effect to this offering and the Trive LP Distribution is reported as if each event had occurred on the Beneficial Ownership Date.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before September 12, 2025, which is 60 days after the Beneficial Ownership Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Karman Holdings Inc., 5351 Argosy Ave, Huntington Beach, CA 92649.

	Common Stock Beneficially Owned Before Offering		Shares of Common Stock being offered	Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option		Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option and After Trive LP Distribution(1)(2)			Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option and After Trive LP Distribution(1)(2)
	Shares	Percent	Shares	Shares	Percent	Shares	Percent	Shares		Percent	Shares	Percent
5% Stockholders and Selling Stockholder:
TCFIII Spaceco SPV LP(3)	74,074,827	56%	20,473,968	53,600,859	41%	50,450,859	38%	—		—	—	—
Named Executive Officers and Directors:
Tony Koblinski(4)	2,865,826	2%	250,000	2,615,826	2%	2,615,826	2%	2,615,826		2%	2,615,826	2%
Michael Willis(5)	1,074,709	*	100,000	974,709	*	974,709	*	974,709		*	974,709	*
Jonathan Beaudoin	820,861	*	80,000	740,861	*	740,861	*	740,861		*	740,861	*
David Stinnett	—	—	—	—	—	—	—	3,501,433	(6)	3%	3,501,433	3%
John Hamilton	—	—	—	—	—	—	—	58,215	(7)	*	54,796	*
Brian Raduenz(8)	378,137	*	34,032	378,137	*	378,137	*	378,137		*	378,137	*
Stephen Twitty	—	—	—	—	—	—	—	—		—	—	—
Matthew Alty	—	—	—	—	—	—	—	—		—	—	—
Mary Petryszyn	—	—	—	—	—	—	—	—		—	—	—
All executive officers and directors as a group (10 individuals)	5,768,472	4%	526,032	5,276,472	4%	5,276,472	4%	8,837,212		7%	8,833,952	7%
Other Selling Stockholders
Other selling stockholders(9)	628,939	*	62,000	566,939	*	566,939	*	566,939		*	566,939	*

*	Indicates less than 1%
(1)

Reflects the Trive LP Distribution to be effectuated concurrently with the consummation of this offering. See “Prospectus Summary—Trive LP Distribution and Extended Lock-Ups”. In connection with and upon the effectuation of the Trive LP Distribution, (i) certain senior principals of Trive Capital, whose distributed shares will represent in the aggregate approximately 10.3% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of 25% of such distributed shares for 360 days following the offering and 75% of such distributed shares for 720 days following the offering; (ii) certain other Trive Capital personnel (collectively with the individual distributees referred to in clause (i), the “Trive Recipients”), whose distributed shares will represent in the aggregate approximately 1.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering; and (iii) certain other distributees and TCFIII Spaceco SPV LP (to the extent shares are retained by TCFIII Spaceco SPV LP) whose shares will represent in the aggregate approximately 29.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares) (collectively, “Other Recipients”), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering. Such restrictions cannot be waived, in each case, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C.

(2)

If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII Spaceco SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII Spaceco SPV LP may continue to have voting and dispositive power over such shares).

(3)

The address of TCFIII Spaceco SPV LP is 2021 McKinney Avenue, Suite 1200, Dallas, Texas, 75201. Shares reported herein are directly held by TCFIII Spaceco SPV LP, of which Trive Capital Fund III LP (which we refer to as “Trive Fund III”) and Trive Capital Fund III-A LP (which we refer to as “Trive Fund III-A”) are limited partners of. Trive Capital Fund III GP LLC (which we refer to as “Fund III GP”) is the general partner of Trive Fund III and has voting control over Trive Fund III. Fund III GP is the general partner of Trive Fund III-A and has voting control over Trive Fund III-A. Trive Capital Holdings LLC (which we refer to as “Trive Holdings”) is the sole managing member of Fund III GP and has voting control over Fund III GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, and Fund III GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by TCFIII Spaceco SPV LP.

(4)	Shares reported herein are directly held by Tandem Trust u/t/a dated July 27, 2024, of which Tony Koblinski is the primary beneficiary.
(5)	Shares reported herein are directly held by Sundowner Trust u/t/a dated November 11, 2024, of which Mike Willis is the primary beneficiary.
(6)	Includes 3,501,433 shares received in the Trive LP Distribution.
(7)	Includes 58,215 shares received in the Trive LP Distribution.
(8)	Shares reported herein are directly held by RadzWest Capital LLC, of which Brian Raduenz is Chief Executive Officer.
(9)	Consists of employees not otherwise listed in this table who collectively own less than 1% of our shares outstanding as of the Beneficial Ownership Date.

Material Relationships with Trive Capital

Prior to the consummation of this offering and the Trive LP Distribution, Trive Capital beneficially owns shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are deemed a “controlled company” within the meaning of the NYSE rules. If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII SpaceCo SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII SpaceCo SPV LP may continue to have voting and dispositive power over such shares). Subject to TCFIII SpaceCo SPV LP continuing to manage shares as a result of such requests, after giving effect to the Trive LP Distribution, Trive Capital and TCFIII Spaceco SPV LP will no longer beneficially own any shares of our common stock. As a result, we will no longer be deemed a “controlled company” within the meaning of the NYSE rules. However, we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements during a one-year transition period. See “Prospectus Summary—Loss of Controlled Company Status and Corporate Governance Changes” and “Risk Factors—Following the consummation of this offering, we will no longer be considered a “controlled company” within the meaning of the NYSE rules. However, even though we will no longer be a “controlled company,” during a one-year transition period, we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.”

Directors

David Stinnett, one of our directors, was appointed to our board of directors by Trive Capital and is a Partner at Trive Capital and serves as a member of Trive Capital’s investment committee. John Hamilton, one of our directors, was appointed to our board of directors by Trive Capital and serves as a Vice President at Trive Capital.

Stockholders Rights Agreement

In addition, in connection with our IPO, on February 13, 2025, we entered into a Stockholders Rights Agreement with the Trive Capital and certain of its affiliated funds (the “Stockholders Agreement”), which contains certain rights for TCFIII Spaceco SPV LP (the “Trive Stockholder”), including consent rights over certain corporate actions and the right to appoint members to our board of directors, in each case subject to certain conditions as further described in the Stockholders Agreement, which is incorporated by reference herein. Unless otherwise agreed by the Trive Stockholder, for so long as the Trive Stockholder retains the right to nominate a person to our board of directors, each committee of the board of directors will include at least one of the director candidates designated by the Trive Stockholder, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules or where the sole purpose of such committee is to address actual or potential conflicts of interest between us and Trive Capital. In the event that (i) a vacancy is created at any time by the death, resignation, removal (with or without cause) or by any other cause of a Trive Stockholder nominee and (ii) the number of directors nominated by the Trive Stockholder is less than the number that the Trive Capital is entitled to nominate under our certificate of incorporation or the Stockholders Agreement, then such vacancy may be filled only by the Trive Stockholder unless otherwise agreed by the Trive Stockholder. In connection with this offering and the Trive LP Distribution, Trive Capital intends to terminate its governance and other rights under the Stockholders Agreement.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with Trive Capital and certain of its affiliated funds, pursuant to which we grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, including the restrictions in the lock-up agreements entered into by Trive Capital in connection with the IPO, “demand rights” that will require us to register under the Securities Act shares of common stock. In addition, at any time that we propose to register any of our securities under the Securities Act (subject to certain exceptions, including for registrations relating to employee benefit plans or to shares to be sold under Rule 145 or a similar provision under the Securities Act), Trive is entitled to certain “piggyback” registration rights allowing it to include its registrable securities in such registration. These demand and piggyback registration rights are subject to customary restrictions such as limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. We will pay all registration expenses, including the legal fees of counsel selected by Trive, under the registration rights agreement. The registration rights agreement also contains customary indemnification and contribution provisions.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, each of which will be in effect upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and shares of preferred stock, par value $0.001 per share. We have 132,322,435 shares of our common stock issued and outstanding as of July 11, 2025. No shares of preferred stock will be issued or outstanding immediately after this offering. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that will be outstanding are fully paid and non-assessable. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Forum Selection

Our certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any director, officer or other employee of the Company to the Company or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, (iv) action to interpret, apply, enforce or determine the validity of the certificate of incorporation, (v) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine or (vi) any other action asserting an “internal corporate claim”, as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our certificate of incorporation contains exclusive forum provisions for certain stockholder litigation matters, which would limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, associates or stockholders.”

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our Board. The time and amount of dividends is dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.”

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation and bylaws, as they will be in effect immediately prior to the completion of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor. Following this offering and Trive Capital ceasing to beneficially own at least 40% of the voting power of our common stock, certain governance changes will go into effect that may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. See “Risk Factor—Anti-takeover provisions in our organizational documents, Stockholders Agreement and under Delaware law could delay or prevent a change of control.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. As noted above, we anticipate that after the filing of our certificate of incorporation, our Board will have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Vacancies

Our certificate of incorporation and our bylaws will provide that, subject to the right of the Trive Stockholder to nominate director(s) to the Board pursuant to the stockholders agreement (each a “Trive Director”) and the rights of the holders of any series of preferred stock then-outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in our Board resulting from death, resignation, removal or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner; provided that, if the number of Trive Directors serving on our Board at the time of any such newly created directorships or vacancies is less than the number of Trive Directors that the Trive Stockholder is entitled to nominate, then unless otherwise agreed by the Trive Stockholder, only the Trive Stockholder, and not our Board or any other stockholder or person, shall be entitled to fill such number of unfilled directorships and vacancies as is necessary for Trive Directors to occupy the number of directorships the Trive Stockholder is then entitled to nominate and each such director shall be deemed a “Trive Director.” A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. See “Principal and Selling Stockholders—Material Relationships with Trive Capital—Stockholders Rights Agreement.”

Classified Board; Removal

Our certificate of incorporation provides that our Board will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Under the DGCL, directors may only be removed from our Board for cause by the affirmative vote of a majority of the shares entitled to vote. Our certificate of incorporation and bylaws will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that at any time when Trive Capital and their affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. See “Management—Composition of our Board.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that Trive Capital and their affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairperson of the Board; provided, however, that Trive Capital and their affiliates, are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These notice requirements do not apply to Trive Capital for as long as Trive Capital and their affiliates beneficially hold, in the aggregate, at least 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Our bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent once Trive Capital and their affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our certificate of incorporation and bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. For as long as Trive Capital and their affiliates beneficially own, in the aggregate, at least 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Trive Capital and their affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that once Trive Capital and their affiliates beneficially own less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, none of Trive Capital or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, in the event that Trive Capital or their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself or its, hers or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have an expectancy in the opportunity, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC and the transfer agent’s address is 6201 15th Avenue Brooklyn, NY 11219.

Listing

Our common stock is listed on the NYSE under the trading symbol “KRMN.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sales of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur may adversely affect market prices of our common stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our common stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

As of July 11, 2025, we have a total of 132,322,435 shares of our common stock outstanding. The shares of common stock sold in this offering (or shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers, and other affiliates, may be sold only in compliance with the limitations described below.

Lock-up Agreements

IPO Lock-up

We, our executive officers, directors, and holders of substantially all of our capital stock and securities convertible into our capital stock outstanding prior to the IPO, including the selling stockholders, signed lock-up agreements with the underwriters in the IPO that, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the IPO, which ends on August 11, 2025. In addition, the operating agreement of our predecessor, Karman LLC, contains a lock-up provision restricting individuals who received shares of our common stock as a result of our conversion to a Delaware corporation from transferring our common stock for a period of up to 365 days following the completion of the IPO, ending February 11, 2026, unless otherwise waived in writing by our board of directors. Upon the expiration of these lock-up agreements, all of such shares (other than any shares subject to lock-up restrictions in connection with this offering, as described below) will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

Citigroup Global Markets Inc. and Evercore Group L.L.C. have provided a limited waiver of certain of the lock-up agreements entered into in connection with our IPO to the extent necessary to permit the selling stockholders to sell the shares of common stock in this offering and to permit the filing of the registration statement of which this prospectus forms a part.

Offering Lock-up

In connection with this offering, we, along with our directors, executive officers, and the selling stockholders who will beneficially own shares representing in the aggregate approximately 6.7% of our outstanding common stock after giving effect to this offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will agree, subject to certain limited exceptions, not to sell, dispose of, or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C. for a period beginning on the date of this prospectus and ending at 12:01 am New York time, on the 90th day after the date of this prospectus (the “restricted period”) except with the prior written consent of such underwriters. See “Underwriting” for a description of the lock-up agreements applicable to our shares.

Trive LP Distribution and Extended Lock-up

Concurrent with the consummation of this offering, Trive Capital, our largest stockholder and beneficial owner of 56.0% of our outstanding common stock prior to this offering (through its vehicle TCFIII Spaceco SPV LP), will effectuate a pro rata distribution-in-kind to its limited partners for no consideration, consisting of all shares of common stock held by TCFIII Spaceco SPV LP that are not sold in this offering (the “Trive LP Distribution”). If requested by any Trive LP in connection with the Trive LP Distribution, TCFIII SpaceCo SPV LP may continue to manage the shares for such Trive LP following the Trive LP Distribution (and, as a result, TCFIII SpaceCo SPV LP may continue to have voting and dispositive power over such shares). Subject to TCFIII SpaceCo SPV LP continuing to manage shares as a result of such requests, after giving effect to the Trive LP Distribution, Trive Capital and TCFIII Spaceco SPV LP will no longer beneficially own any shares of our common stock.

In connection with and upon the effectuation of the Trive LP Distribution, (i) certain senior principals of Trive Capital, whose distributed shares will represent in the aggregate approximately 10.3% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of 25% of such distributed shares for 360 days following the offering and 75% of such distributed shares for 720 days following the offering; (ii) certain other Trive Capital personnel (collectively with the individual distributees referred to in clause (i), the “Trive Recipients”), whose distributed shares will represent in the aggregate approximately 1.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering; and (iii) certain other distributees and TCFIII Spaceco SPV LP (to the extent any shares are retained by TCFIII Spaceco SPV LP) whose shares will represent in the aggregate approximately 29.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares) (collectively, “Other Recipients”), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering. Such restrictions cannot be waived, in each case, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C.

In addition, no earlier than 90 days from the date of this prospectus, the Company anticipates permitting its pre-IPO stockholders who are not participating in this offering to elect to have a portion of such stockholders’ shares released from the lockup restriction under the operating agreement of our predecessor, Karman LLC, expiring February 11, 2026 (the “IPO Lockup Release”), in exchange for such stockholders agreeing to new lockup arrangements covering their remaining shares that will extend from the date of the IPO Lockup Release until 360 days thereafter with respect to 25% of such stockholders’ shares and 720 days thereafter with respect to the remaining 75%, subject to customary exceptions. The amount of such stockholders’ shares eligible for the IPO Lockup Release will be pro rata based on the amount of shares Trive sells in this offering, which we expect to be approximately 30% of its holdings as of the date hereof. See “Shares Eligible for Future Sale—Lock-up Agreements—IPO Lock-up” for detail on the lockup arrangements agreed in connection with our IPO.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, persons selling shares of our common stock who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock and who are our affiliates or are selling on behalf of our affiliates at the time of, or any time during the 90 days preceding a sale, are entitled to sell upon the expiration of the lock-up agreements described above a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average reported weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

For a description of rights that certain of our stockholders will have to require us to register the shares of our common stock they own, see “Principal and Selling Stockholders—Material Relationships with Trive Capital—Registration Rights Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. The discussion does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including, without limitation, the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to any alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for informational purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” (as defined below) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have no present intention to pay dividends on our common stock. However, if we do make distributions of cash or other property on our common stock (other than certain distributions of our stock), those distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of such distributions exceeds our current and accumulated earnings and profits, such excess will generally constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with documentation required to claim benefits under such tax treaty (generally, a valid IRS Form W-8BEN or W-8BEN-E or a successor form)). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding U.S. federal withholding tax on distributions, including their eligibility for benefits under any applicable income tax treaties and the availability of a refund on any excess U.S. federal tax withheld.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will generally be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

However, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act”.

Sale or Other Taxable Disposition

Subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our common stock and (2) the Non-U.S. Holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may generally be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded on an established securities market,” as such terms are defined by applicable Treasury

Regulations, during the calendar year in which the disposition occurs, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other taxable disposition or (ii) the Non-U.S. Holder’s holding period for our common stock. If we were to become a USRPHC and our common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock generally will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or other applicable IRS form, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and, depending on the circumstances, backup withholding generally will apply (at a current rate of 24%) to the proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers, unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and, subject to the discussion of the proposed U.S. Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations; (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “United States-owned foreign entities” (each as defined in the Code), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States concerning FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock pursuant to the rules described above. Withholding with respect to gross proceeds from the disposition of property such as our common stock was previously scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury Regulations, which can be relied on until final regulations become effective. There can be no assurance that final Treasury Regulations would provide an exemption from withholding taxes under FATCA for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Citigroup Global Markets Inc. and Evercore Group L.L.C. are acting as lead book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, each underwriter named below has severally agreed to purchase, and the selling stockholders have agreed to sell to the underwriters, the number of shares of common stock set forth opposite the underwriter’s name in the following table:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	8,914,286
Evercore Group L.L.C.	6,685,714
Robert W. Baird & Co. Incorporated	1,800,000
RBC Capital Markets, LLC	1,800,000
William Blair & Company, L.L.C.	1,800,000

Total	21,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, TCFIII Spaceco SPV LP, a selling stockholder in the offering and affiliate of Trive Capital, has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,150,000 additional shares of our common stock from them at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment set forth in the table above. Any shares of our common stock sold under the option will be sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering.

In connection with this offering, we, along with our directors, executive officers, and the selling stockholders who will beneficially own shares representing in the aggregate approximately 6.7% of our outstanding common stock after giving effect to this offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will agree, subject to certain limited exceptions, not to sell, dispose of, or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C. for a period beginning on the date of this prospectus and ending at 12:01 am New York time, on the 90th day after the date of this Prospectus (the “restricted period”), except with the prior written consent of such underwriters.

In connection with and upon the effectuation of the Trive LP Distribution, (i) certain senior principals of Trive Capital, whose distributed shares will represent in the aggregate approximately 10.3% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of 25% of such distributed shares for 360 days following the offering and 75% of such distributed shares for 720 days following the offering; (ii) certain other Trive Capital personnel (collectively with the individual distributees referred to in clause (i), the “Trive Recipients”), whose distributed shares will represent in the aggregate approximately 1.1% of the Company’s outstanding common stock after giving effect to the offering the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering; and (iii) certain other distributees and TCFIII Spaceco SPV LP (to the extent any shares are retained by TCFIII Spaceco SPV LP) whose shares will represent in the aggregate approximately 29.1% of the Company’s outstanding common stock after giving effect to the offering and the Trive LP Distribution (assuming no exercise of the underwriters’ option to purchase additional shares) (collectively, “Other Recipients”), will be bound by a new lock-up restriction that, subject to certain customary exceptions, restricts the sale of such distributed shares for 360 days following the offering. Such restrictions cannot be waived, in each case, without the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C.

The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. The public offering price for the shares of our common stock will be determined by negotiations among us and the representative. Among the factors considered in determining the public offering price will be our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares of our common stock will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in our shares of common stock will continue after this offering.

Citigroup Global Markets Inc. and Evercore Group L.L.C. have provided a limited waiver of certain of the lock-up agreements entered into in connection with our IPO to the extent necessary to permit the selling stockholders to sell the shares of common stock in this offering and to permit the filing of the registration statement of which this prospectus forms a part. See “Shares Eligible for Future Sale—Lock-Up Agreements—IPO Lock-Up”.

Our common stock is listed on the NYSE under the symbol “KRMN.”

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling stockholders. These amounts are shown per share, assuming a total without an exercise and a total full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without An Exercise	Total With Full Exercise
Public Offering Price	$49.00	$1,029,000,000	$1,183,350,000
Underwriting discounts and commissions	$1.715	$36,015,000	$42,017,500
Proceeds, before expenses, to the selling stockholder	$47.285	$992,985,000	$1,158,482,500

We estimate expenses payable by us in connection with this offering, including pursuant to the registration rights agreement we entered into with the selling stockholder in connection with public offering on February 19, 2025, exclusive of the underwriting discounts and commissions, are approximately $1,500,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares of our common stock in an amount up to the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares of our common stock in an amount in excess of the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market.

•

To close a naked short position, the underwriters must purchase shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•

To close a covered short position, the underwriters must purchase shares of our common stock in the open market or exercise the over-allotment option. In determining the source of shares of our common stock to close the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option.

•	Stabilizing transactions involve bids of our common stock on the NYSE to purchase shares, as long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these transactions and, if they do commence any, they may discontinue them at any time.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters or their respective affiliates. The representative may agree with us to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ or their respective affiliates’ websites and any information contained in any other website maintained by any of the underwriters or their respective affiliates is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors in this offering.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of our common stock as contemplated in this prospectus. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares of our common stock on behalf of the sellers or the underwriters.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (UK), no shares of common stock have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the FSMA Order 2005 (as amended, Financial Promotion Order), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as relevant persons). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares of our common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of our common stock has been or will be:

d)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

e)	used in connection with any offer for subscription or sale of the shares of our common stock to the public in France.

Such offers, sales and distributions will be made in France only:

f)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

g)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

h)

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of our common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (SFA)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Switzerland

The offering of the shares of common stock in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the shares of common stock will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the shares of common stock.

Notice to Prospective Investors in Dubai International Financial Centre (“DIFC”)

This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with the offering. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus, and has no responsibility for it.

The shares of common stock have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:

(i)	an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

(ii)	made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This offering document contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham  & Watkins LLP.

EXPERTS

The consolidated financial statements of Karman Holdings Inc. as of December 31, 2024 and 2023 and for the years then ended included in this prospectus have been audited by Baker Tilly US LLP (formerly Moss Adams LLP), an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CHANGE IN AUDITOR

On June 4, 2025, the Company was notified that Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm, merged with Baker Tilly US, LLP effective on June 3, 2025. The combined audit practices now operate as Baker Tilly US, LLP (“Baker Tilly”). In connection with the notification of the merger, Moss Adams resigned as the auditor of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

The audit reports of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the effective date of Moss Adams’ resignation, there were no (a) disagreements between the Company and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused Moss Adams to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the date of our Current Report on Form 8-K that we filed on June 6, 2025 reporting this event, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Moss Adams with a copy of the Current Report on Form 8-K filed on June 6, 2025 prior to its filing with the SEC and requested that Moss Adams furnish the Company with a letter addressed to the Commission stating whether it agrees with the disclosures maker herein and, if it does not agree, the respects in which it does not agree. A copy of Moss Adams’ letter to SEC, dated June 6, 2025, is filed as Exhibit 16.1 to such Current Report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

We also maintain a website at www.karman-sd.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference. Upon completion of this offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus. To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus and incorporated by reference, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. We incorporate by reference the document listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025;

•	our Current Reports on Form 8-K filed on February 19, 2025, April 7, 2025, May 16, 2025, June 2, 2025 and June 6, 2025;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

5351 Argosy Avenue

Huntington Beach, CA 92649

e-mail: investors@karman-sd.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

21,000,000 Shares

Karman Holdings Inc.

PROSPECTUS

Citigroup	Evercore ISI

Baird	RBC Capital Markets	William Blair